EXHIBIT 99.1

[TD Banknorth Inc. Logo]




                                                                 News Release

                                                               Media Contact:
                                                            TD Banknorth Inc.
                                                            Jeffrey Nathanson
                                                               (207) 761-8517
                                            jeffrey.nathanson@tdbanknorth.com




FOR IMMEDIATE RELEASE
January 11, 2006


Hudson United Bancorp and TD Banknorth Inc. Shareholders
Approve Merger
  *    Over 98% of Votes Cast In Favor of Transaction by Hudson United
       Shareholders


PORTLAND, Maine - January 11, 2006 - TD Banknorth Inc. (NYSE:
BNK) shareholders voted at a special meeting today to approve the acquisition of Hudson United Bancorp (NYSE: HU). More than 99% of the votes cast were voted in favor of the transaction. In a separate meeting held in Mahwah, New Jersey, the shareholders of Hudson United Bancorp also voted heavily in favor of sale to TD Banknorth. Over 98% of the votes cast by Hudson United shareholders were in favor of the transaction.

Pending approval by the Federal Reserve, the transaction is expected to close later in the first quarter of 2006.

"This acquisition is in keeping with our growth strategy into the mid-Atlantic region. We're excited about expanding our franchise in both Connecticut and eastern New York, and gaining a new presence in the fast-growing New Jersey and Philadelphia markets," said William J. Ryan, TD Banknorth's Chairman, President and Chief Executive Officer. "We look forward to welcoming Hudson United into the TD Banknorth family and to offering our new customers a broader array of products and services."



                            - more -

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"We are excited about joining TD Banknorth," said Kenneth
Neilson, Hudson United's Chairman, President and Chief Executive Officer. "This transaction rewards our shareholders while maintaining our focus on local community banking."
On a pro forma basis, the transaction creates a regional financial services company with approximately 590 branches, 751 ATMs and over $26 billion in deposits across eight northeastern states.

About TD Banknorth Inc.
TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At September 30, 2005, TD Banknorth had $31.8 billion of total consolidated assets and provided financial services to over 1.3 million households in the Northeast. TD Banknorth's banking subsidiary, TD Banknorth, N.A., operates banking divisions in Maine, New Hampshire, Massachusetts, Connecticut, Vermont and upstate New York. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol "BNK". For more information, visit http://www.tdbanknorth.com.

About Hudson United Bancorp
Hudson United Bancorp is the multi-state bank holding company for Hudson United Bank, which has 204 offices in New Jersey, New York, Connecticut and Pennsylvania. Hudson United Bancorp's subsidiaries offer a full array of innovative products and services to commercial and retail accounts, including imaged checking accounts, 24-hour telephone and internet banking, loans by phone, alternative investment products, insurance products, private label credit programs and a wide variety of commercial loans and services including asset based loans, SBA loans, international services, merchant services and cash management services. Wealth management services are also provided to individuals and businesses. Public sector products and services are provided to local and state governments, municipalities, educational institutions, civic and not-for-profit organizations. Visit our website at www.hudsonunitedbank.com

Forward-looking Information
This press release contains forward-looking statements regarding TD Banknorth's acquisition of Hudson United. Words such as "expect", "feel", "believe", "will", "may", "anticipate", "plan", "estimate", "intend", "should" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) estimated cost savings from the acquisition cannot be fully realized within the expected time frame; (2) revenues following the acquisition are lower than expected; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of TD Banknorth and Hudson United are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which TD Banknorth will be doing business, are less favorable than expected; (7) legislation or changes in regulatory requirements adversely affect the businesses in which TD Banknorth would be engaged; or (8) factors which would result in a condition to the transaction not being met. Neither TD Banknorth nor Hudson United undertakes any obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Source: TD Banknorth Inc.

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